Exhibit 23.1

REPORT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-1 No. 333-177962) of OPKO Health, Inc. and subsidiaries,

(2)	Registration Statement (Form S-3 No. 333-172168) of OPKO Health, Inc. and subsidiaries, and

(3)	Registration Statement (Form S-8 No. 333-144040) of OPKO Health, Inc. and subsidiaries;

of our report dated December 15, 2011, with respect to the financial statements of FineTech Pharmaceutical Ltd. for the year ended December 31, 2010 included in this Current Report on Form 8-K/A of OPKO Health, Inc. and subsidiaries.

/s/ Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global

Haifa, Israel

January 25, 2012